Exhibit 99.1

World Fuel Services Corporation Reports Fourth Quarter and Full Year Earnings

Generated $264 million of Operating Cash Flow for the Full Year

MIAMI--(BUSINESS WIRE)--February 12, 2014--World Fuel Services Corporation (NYSE: INT), a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel and related products and services, today reported full year net income of $203.1 million or $2.83 diluted earnings per share. This compares to $189.3 million or $2.64 diluted earnings per share for the same period in 2012. Non-GAAP net income and diluted earnings per share for the full year, excluding share-based compensation, amortization of acquired intangible assets and expenses related to certain acquisitions were $230.5 million and $3.22, respectively, compared to $215.9 million and $3.01 in 2012.

For the fourth quarter, net income was $51.9 million or $0.73 diluted earnings per share. This compares to $42.8 million or $0.60 diluted earnings per share in the fourth quarter of 2012. Non-GAAP net income and diluted earnings per share for the fourth quarter, excluding share-based compensation, amortization of acquired intangible assets and expenses related to certain acquisitions were $60.1 million and $0.85, respectively, compared to $52.3 million and $0.73 in the fourth quarter of 2012.

“Considering continued macro-economic headwinds, we are pleased with our strong results in the fourth quarter,” stated Michael J. Kasbar, president and chief executive officer of World Fuel Services Corporation. “We continue to expand the breadth of our fuel and service offerings, further enhancing our value proposition and enabling us to continue to grow faster than the markets in which we participate.”

For the full year, the company’s aviation segment generated gross profit of $327.2 million, an increase of approximately $32.6 million or 11.1% year-over-year. The company’s marine segment generated gross profit of $177.1 million, a decrease of $31.0 million or 14.9% year-over-year. The company’s land segment posted gross profit of $248.5 million, an increase of $77.7 million or 45.5% year-over-year.

“We posted strong operating cash flow in 2013 and have now generated more than $410 million of operating cash flow during the past two years,” said Ira M. Birns, executive vice president and chief financial officer. “Our solid cash flow profile has enabled us to invest organically and through strategic acquisitions and more recently, repurchase company stock as we did again during the fourth quarter, all while maintaining a strong and liquid balance sheet.”

Non-GAAP Financial Measures

This press release includes selected financial information that has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). This information includes non-GAAP net income and non-GAAP diluted earnings per share. The non-GAAP financial measures exclude costs associated with share based compensation, amortization of acquired intangible assets and expenses related to certain acquisitions primarily because we do not believe they are reflective of the Company's core operating results. We believe the exclusion of share-based compensation from operating expenses is useful given the variation in expense that can result from changes in the fair value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our operating costs. Also, we believe the exclusion of the amortization of acquired intangible assets, as well as the expenses related to the anticipated acquisition of Watson Petroleum Limited and the acquisition of select assets of the Multi Service business, are useful for purposes of evaluating operating performance of our core operating results and comparing them period-over-period. We believe that these non-GAAP financial measures, when considered in conjunction with our financial information prepared in accordance with GAAP, are useful to investors to further aid in evaluating the ongoing financial performance of the Company and to provide greater transparency as supplemental information to our GAAP results.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, our presentation of non-GAAP net income and non-GAAP diluted earnings per common share may not be comparable to the presentation of such metrics by other companies. Non-GAAP diluted earnings per common share is computed by dividing non-GAAP net income attributable to World Fuel and available to common shareholders by the sum of the weighted average number of shares of common stock, stock units, restricted stock entitled to dividends not subject to forfeiture and vested restricted stock units outstanding during the period and the number of additional shares of common stock that would have been outstanding if our outstanding potentially dilutive securities had been issued. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Information Relating to Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations about opportunities for growth and our value proposition. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the company’s Securities and Exchange Commission ("SEC") filings, including the company’s Annual Report on Form 10-K filed with the SEC on February 21, 2013. Actual results may differ materially from any forward-looking statements due to risks and uncertainties, including, but not limited to: our ability to effectively integrate and derive benefits from acquired businesses, our ability to capitalize on new market opportunities, potential liabilities and the extent of any insurance coverage, the outcome of pending litigation and other proceedings, the impact of quarterly fluctuations in results, the creditworthiness of our customers and counterparties and our ability to collect accounts receivable, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers and suppliers operate, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, loss of, or reduced sales, to a significant government customer, uninsured losses, the impact of natural disasters, adverse results in legal disputes, unanticipated tax liabilities, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the company’s SEC filings. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changes in expectations, future events, or otherwise.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel and related products and services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, and government accounts. The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries. For more information, call 305-428-8000 or visit www.wfscorp.com.

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED - IN THOUSANDS)

	As of
	December 31,	December 31,
	2013	2012

Assets:
Current assets:
Cash and cash equivalents	$292,061	$172,740
Accounts receivable, net	2,538,642	2,193,866
Inventories	655,046	572,313
Prepaid expenses and other current assets	329,752	342,458

Total current assets	3,815,501	3,281,377

Property and equipment, net	129,685	112,525

Goodwill, identifiable intangible and other non-current assets	794,091	713,849

Total assets	$4,739,277	$4,107,751

Liabilities and equity:
Liabilities:
Current liabilities:
Short-term debt	$14,647	$26,065
Accounts payable	2,210,427	1,814,794
Accrued expenses and other current liabilities	289,441	308,439

Total current liabilities	2,514,515	2,149,298

Long-term debt	449,064	354,253
Other long-term liabilities	96,804	62,576
Total liabilities	3,060,383	2,566,127

Equity:
World Fuel shareholders' equity	1,673,898	1,517,174
Noncontrolling interest equity	4,996	24,450
Total equity	1,678,894	1,541,624

Total liabilities and equity	$4,739,277	$4,107,751

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED - IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

	For the Three Months ended		For the Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$10,404,653	$9,935,813	$41,561,947	$38,945,338
Cost of revenue	10,209,073	9,772,476	40,809,189	38,271,891

Gross profit	195,580	163,337	752,758	673,447

Operating expenses:
Compensation and employee benefits	73,663	60,809	288,021	237,362
Provision for bad debt	6,070	377	11,745	4,790
General and administrative	51,369	47,790	188,634	174,272

Total operating expenses	131,102	108,976	488,400	416,424

Income from operations	64,478	54,361	264,358	257,023
Non-operating expenses, net	(3,668)	(4,341)	(17,693)	(17,428)

Income before income taxes	60,810	50,020	246,665	239,595
Provision for income taxes	7,415	4,995	39,505	38,244

Net income including noncontrolling interest	53,395	45,025	207,160	201,351
Net income attributable to noncontrolling interest	1,533	2,189	4,085	12,006

Net income attributable to World Fuel	$51,862	$42,836	$203,075	$189,345

Basic earnings per common share	$0.73	$0.60	$2.85	$2.66

Basic weighted average common shares	70,870	71,232	71,224	71,154

Diluted earnings per common share	$0.73	$0.60	$2.83	$2.64

Diluted weighted average common shares	71,459	71,906	71,800	71,817

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED - IN THOUSANDS)

	For the Three Months ended		For the Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income including noncontrolling interest	$53,395	$45,025	$207,160	$201,351
Adjustments to reconcile net income including
noncontrolling interest to net cash provided by
operating activities:
Depreciation and amortization	11,898	9,914	44,710	36,714
Provision for bad debt	6,070	377	11,745	4,790
Share-based payment award compensation costs	4,138	3,738	16,716	14,079
Other	(11,935)	292	(12,397)	(7,193)
Changes in cash collateral with financial counterparties	(9,873)	(18,000)	9,920	(11,059)
Changes in assets and liabilities, net of acquisitions	(3,138)	56,174	(13,552)	(92,891)
Total adjustments	(2,840)	52,495	57,142	(55,560)
Net cash provided by operating activities	50,555	97,520	264,302	145,791

Cash flows from investing activities:
Acquisitions and other investments, net of cash acquired	(36,542)	(146,445)	(76,954)	(217,782)
Capital expenditures	(32,430)	(9,717)	(82,716)	(28,454)
Purchase of short-term investments	-	-	(21,588)	-
Proceeds from the sale of short-term investments	-	-	21,588	-
Other	(14,421)	-	(14,890)	(386)
Net cash used in investing activities	(83,393)	(156,162)	(174,560)	(246,622)

Cash flows from financing activities:
Borrowings of debt, net	5,134	93,096	80,314	80,236
Dividends paid on common stock	(2,659)	(2,666)	(10,679)	(10,685)
Other	(11,695)	1,919	(40,126)	(2,693)
Net cash (used in) provided by financing activities	(9,220)	92,349	29,509	66,858

Effect of exchange rate changes on cash and
cash equivalents	896	(368)	70	1,298

Net (decrease) increase in cash and cash equivalents	(41,162)	33,339	119,321	(32,675)

Cash and cash equivalents, as of beginning of period	333,223	139,401	172,740	205,415

Cash and cash equivalents, as of end of period	$292,061	$172,740	$292,061	$172,740

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED - IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

	For the Three Months ended		For the Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Non-GAAP financial measures and reconciliation:

GAAP net income attributable to World Fuel	$51,862	$42,836	$203,075	$189,345
Share-based compensation expense, net of income taxes (1)	2,812	3,054	11,182	9,637
Intangible asset amortization expense, net of income taxes (2)	3,639	3,500	14,448	14,037
Expenses related to certain acquisitions, net of income taxes of $1,574 for 2012 (3)
	1,822	2,924	1,822	2,924
Non-GAAP net income attributable to World Fuel	$60,135	$52,314	$230,527	$215,943

GAAP diluted earnings per common share	$0.73	$0.60	$2.83	$2.64
Share-based compensation expense, net of income taxes (1)	0.04	0.04	0.16	0.13
Intangible asset amortization expense, net of income taxes (2)	0.05	0.05	0.20	0.20
Expenses related to certain acquisitions, net of income taxes (3)
	0.03	0.04	0.03	0.04
Non-GAAP diluted earnings per common share	$0.85	$0.73	$3.22	$3.01

(1)

The pre-tax amount of share-based compensation expense was $4,137 and $4,529 for the three months ended
December 31, 2013 and 2012, respectively, and $16,716 and $14,079 for the year ended December 31, 2013 and 2012, respectively.

(2)

The pre-tax amount of intangible asset amortization expense was $5,666 and $4,950 for the three months ended December 31, 2013 and 2012, respectively, and $22,576 and $18,127 for the year ended December 31,
2013 and 2012, respectively.

(3)			The expenses incurred in 2013 relate to the anticipated 2014 acquisition of Watson Petroleum Limited. The 2012 expenses relate to the acquisition of the Multi Service business.

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS INFORMATION
(UNAUDITED - IN THOUSANDS)

	For the Three Months ended		For the Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Aviation segment	$4,232,935	$3,909,286	$16,087,611	$14,692,042
Marine segment	3,530,317	3,448,996	14,790,342	14,750,425
Land segment	2,641,401	2,577,531	10,683,994	9,502,871
	$10,404,653	$9,935,813	$41,561,947	$38,945,338

Gross profit:
Aviation segment	$84,395	$76,319	$327,178	$294,601
Marine segment	42,815	47,243	177,052	208,028
Land segment	68,370	39,775	248,528	170,818
	$195,580	$163,337	$752,758	$673,447

Income from operations:
Aviation segment	$41,131	$35,552	$150,886	$128,153
Marine segment	17,430	20,557	73,770	103,229
Land segment	21,159	12,554	84,767	75,291
	79,720	68,663	309,423	306,673
Corporate overhead - unallocated	15,242	14,302	45,065	49,650
	$64,478	$54,361	$264,358	$257,023

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer